EMPLOYMENT AGREEMENT

                        THIS AGREEMENT ("the Agreement")
               made this first day of April 1999 by and between:

                              Marina Capital, Inc.,
                               a Utah Corporation
                     (hereinafter referred to as "Employer")


                                      and

                         Richard V. Murray, an individual
                     (hereinafter referred to as "Employee")

                                   WITNESSETH

WHEREAS, Employer is desirous of employing the Employee as the Chief Operating Officer of Marina Capital, Inc.; and

WHEREAS, Employee is desirous of being employed by Employer as the Chief Operating Officer of Marina Capital, Inc.; and

WHEREAS, Employer and Employee have negotiated the terms of this Agreement over the past several weeks.

NOW, THEREFORE, in consideration of the premises and covenants and Agreements contained herein, the parties agree as follows:

1. Employment. Employer hereby employs, engages, and hires Employee as the Chief Operation Officer, and Employee hereby accepts and agrees to such hiring, engagement and employment. Employee shall in general supervise and control all of the operations of the Employer. He shall, when present, attend and may preside at meetings of the shareholders and the Board of Directors. In general, shall perform all duties relating to operations as may be prescribed by the Board of Directors, from time to time.

2. Best Efforts of Employee. Employee agrees that he will, at all times faithfully, industriously, and to the best of his ability, experience, and talents, perform all of the duties that may be required of and from him pursuant to the express and implicit terms hereof, to the reasonable satisfaction of Employer. Such duties shall be rendered in the continental United States, its Territories, and at such other place or places as the Employer shall in good faith require of as the interest, needs, business or opportunity may require.

3. Term of Employment. The term of this Agreement shall be for a period of seven
(7) years commencing on November 1, 1996, and terminating October 31, 2003, subject, however, to prior termination as hereinafter provided. On the expiration date of this Agreement on October 31, 2003, this Agreement shall be considered renewed for regular periods of one (1) year or such other period of time as the parties may agree to, provided neither party submits a notice of termination.

4. Compensations of Employee. Employer shall pay Employee, and Employee shall accept from Employer, in full payment for Employee's service hereunder, compensation at the rate of seventy-five Thousand Dollars ($75,000), in U.S. Currency, per annum, payable in sums of Six Thousand Two Hundred Fifty Dollars ($6,250) once per month on the first day of each month. The first payment of Six Thousand Two Hundred Fifty Dollars ($6,250), less Federal, State, Social Security and other local taxes will be due and payable to Employee on December 1, 1996. The Employer and the Employee on December 1, 1996. The Employer and the Employee agree that the initial compensation paid by this Agreement is a minimum rate of payment, which may be increased on the anniversary date by the Board of Directors.

4.1 Nothing herein shall be construed to prevent the Employer from increasing the $75,000 per year base salary hereunder during the term of this Agreement, at the discretion of the Board of Directors.

5. Additional Compensation. The Employer proposes to establish an additional compensation pool out of the Employer's yearly net profits. The pool will be made up of a minimum of two hundred thousand dollars ($200,000) or ten percent (10%) of the Employer's yearly net profits, before taxes, which ever is greater. The Company will pay Employee three percent (3%) of the Moines or amount in the pool at the end of the first quarter after the close of Employer's books on an annual basis. The pool will be established only out of the available revenues that will not put the Company's liquidity in jeopardy.

5.1. The Board of Directors will review the status of the pool on an annual basis and make any necessary adjustments, at its sole discretion.

5.2. Employee shall also receive Fifty percent (50%) of all real estate listings and sales commissions Employee has earned, after deducting employees monthly salary.

6. Right to Purchase Common Stock. The Employee shall have the right to purchase common stock of the Employer under the following formula; Each year within the first sixty (60) days of the anniversary date, starting in 1997, Employee may purchase up to an amount of stock equal to 5% of the then issued and outstanding common shares at a price equal to 75% of the book.

7. Other Employment. Employee shall devote all of his time, attention, knowledge, and skills solely to the business and interest of Employer, and Employer shall be entitled to all of the benefits, profits or other issues arising from or incident to all work, services and advise of Employee. Employee may be permitted to be a partner, officer, director, or stockholder in any other business, to the extent that the business in question does not create a conflict of interest with Employer's business and does not detract from the time necessary to carry on the duties of this Agreement.

8. Recommendations. For Improvement of Operations. Employee shall make available to Employer all information of which Employee has any knowledge and shall make all suggestions and recommendations that will be of material benefit to Employer.

9. Trade Secrets. Employee shall not at any time or in any manner, either directly or indirectly divulge, disclose or communicate to any person, firm or Corporation in any manner whatsoever any information concerning any matters affecting or relating to the business of Employer, including without limitation to the generality of the foregoing, any of its customers, prices, it obtains or has obtained from the sale of, or at which it sells or has sold, its properties, services or any other information concerning the business of Employer, its manner of operation, its plans, processes, or other data without regard to whether all of the foregoing matters will be deemed confidential and affect the effective and successful conduct of the business of Employer, and Employer's good will, and that any breach of the terms of this paragraph may be considered as breach of this Agreement.

10. Modification of Contract. No waiver or modification of this Agreement or of any covenant, condition or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith and no evidence of any waiver or modification shall be offered or received in evidence of any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid, and the parties further agree that the provisions of this section may not be modified except as herein set forth.

11. Agreement Outside of Contract. This contract contains the complete Agreement concerning the employment Agreement between the parties and shall, as of the effective date hereof, supersede all other Agreements between the parties. The parties stipulate that neither of them have made any representation with respect to the subject matter of this Agreement or any representations including the execution and delivery hereof except such representations as are specifically set forth herein and each of the parties hereof acknowledges that he or it has relied on their own judgment in entering into this agreement.

12. Failure to Pay Employee. The failure of Employer to pay employee his salary as provided in this Agreement may, in employee's sole discretion be deemed a breach of this Agreement, and unless such breach is cured within ten
(10) days after written notice thereof to employer, this employment Agreement shall terminate, including any non-competitive provisions.

13. Vacation and Holidays. Employee shall be entitled to a paid annual vacation of thirty (30) days. In consultation with Employer, employee may accumulate or carry forward to the next calendar year any vacation days as are necessary under the circumstances. In addition to Vacation, the employee shall have the normal holidays, additional vacation days will be allowed if a vacation day and a holiday fall on the same day.

14. Reimbursement for Expenses. Employer shall reimburse Employee for reasonable out-of-pock expenses which employee shall incur in connection with his services for employer contemplated hereby on the presentation by Employee of appropriate vouchers, receipts and contemporaneous notes therefor to Employer.

15. Traveling Expenses. Employer will pay Employee's airline fare, hotel, and entertainment expenses, and other necessary and proper expenses when traveling on Employer's business within our outside the Continental United States.

16. Expenses for Promoting business of Employer. Employee is encouraged and is expected, from time to time, to incur reasonable expenses for the promotion of the business of the Employer, including expenses for home telephone; automobile and other transportation, social, athletic and civic club memberships for himself, family members and other necessary business associates participation, entertainment, travel and similar items. The cost of these business related expenses shall be borne by the Employer upon presentation to the employer of itemized expenses receipts or contemporaneous memoranda of such expenses.

17. Expenses for Attendance at Meetings and Seminars. Employee is encouraged and is expected at such time or times as employee may find necessary, to attend seminars, professional meetings, conventions, and educational courses, the cost of travel, registration, tuition, food, lodging for attending these activities shall be paid by the Employer. Any other costs incurred by Employee in connection with these activities shall be the expense of the Employee, unless, there is mutual agreement with employer and it is determined that any additional cost of Employee's attendance should be authorized as an expense of employer. Should any such additional expenses of attendance be authorized, the Employee shall be reimbursed therefor upon presenting to Employer an itemized receipt or contemporaneous memoranda of such expenses.

18. Furnishing of Support. Employer shall furnish Employee the necessary equipment, computer services, support personnel, experts, office space and any other thing or personnel that may be necessary to perform his duties as Chief Operating Officer. In addition, the employer shall furnish an automobile parking space, personal financial counselor and attorney's services at Employer's expense.

19. Fringe Benefits and Incentive Compensation Plans. Employee shall be entitled to participate with other officers of the Employer in all fringe benefits or incentive compensation plans authorized and adopted from time to time by Employer, including, without limitation; a pension plan, a profit sharing plan, a medical reimbursement plan, a group life insurance plan, a disability plan, etc.

20. Automobile Expenses. Employer will pay Employee $800 per month for the use of Employee's automobile in the course of performing his Employer's business, only.

21. Illness and Disability. Employee shall be entitled to twenty (20) days sick leave in each calendar year of employment or if he has not completed a year, the number of days shall be calculated on a pro-rata basis if he is unable to perform his duties by reason of illness or accident not resulting in Employee becoming "totally disabled," without any adjustment in his compensation. Unused sick leave may only be carried forward to the next calendar year with agreement of Employer. If employee is unable to perform his duties by reason of total disability, his salary may be reduced in accordance with the following schedule during the continuance of such disability.

For six months he shall receive eighty percent (80%) of his monthly salary for the next six months of disability, he shall receive seventy percent (70%) of his monthly salary.

Thereafter, the Employer will have had in place a long term disability policy which will guarantee fifty percent (50%) of the Employee's highest monthly salary for the term of his disability in determining periods of disability any new periods of disability, shall be deemed to be a continuation of the prior period of disability if the Employee has not returned to work for at least one
(1) month between such periods of disability. If employee becomes disabled, but the disability ceased before termination of his employment with Employer, Employee's salary shall be reinstated on the date the disability ends.

22. Nonabatement of Salary in Event of Illness. It is understood and agreed that the Employee shall not be considered as having breached this Agreement of Employment in the event that he becomes unable to perform services for the Employer because of sickness or disability, however, subject to paragraph 17, and in the event Employee's salary shall not abate or in any other way be curtailed.

23. Termination by Death. If the employee dies before his employment with Employer is otherwise terminated, payments and/or benefits to which he would then have been entitled to at the time of his death, shall be paid over to his beneficiary and if no beneficiary survives him, the entire amount due him shall be paid to his estate.

24. Payment of Professional Dues. Employer shall pay all dues of Employee in any professional association to which the Employee may find it necessary to belong in order to carry out his duties, and promote the business of Employer. In addition, Employer will pay for the purchase of professional periodicals, newspapers, and magazines which Employee may find necessary in order to carry out his duties.

25. Medical & Life Insurance. Employer shall provide employee with a major medical insurance policy. The cost of said policy shall be borne by Employer. The medical insurance policy shall include but not be limited to dental care, and psychiatric counseling. In addition there shall be no deductible as it relates to the insurance policy. The Employer shall arrange and pay for the medical insurance for the Employee's dependents. Employer shall also provide a paid life insurance policy for Employee and spouse. The minimum benefit for the beneficiary shall be no less than $250,000.

26. Deduction for Taxes. Employer shall deduct from the compensation payable to Employee under all of the provisions of this employment Agreement, social security taxes, and all federal, state and municipal taxes and charges as now may be in effect or which may hereafter be enacted or required.

27. Performance and Termination - Employment Period. Subject, to the performance of the covenants and agreement made by the employer herein, the employee will perform his duties during the Employment Period in good faith and will observe faithfully the covenants and agreements made by him herein. The Employee shall not be discharged during the Employment Period except for substantial and serious cause involving dishonesty or material breach of express obligations of this Agreement within the control of the Employee. The discharge of the Employee for reasons other than those specified in the preceding sentence shall be of no force and effect. No breach or default by the employee shall be deemed to have occurred thereunder unless written notice setting forth with specificity the alleged incidents of default thereof shall have been given by the Employer to the Employee and the Employee shall have failed to cure the breach or default within sixty (60) days after he receives the written notice
If Employee has performed or complied with all of the material terms and conditions hereof, and the Employer terminates the Employee, the employer will be bound to pay Employee for the unexpired term of his seven (7) year contract or a minimum of two (2) years.

27.1. Conversely, in the event that the Employer has failed to perform or comply with any material term or condition hereof, the employee may terminate this Agreement by giving the employer 30 day's written notice. In such event the Employer will be bound to pay Employee whatever monies may still be owed to Employee for the unexpired term of his seven (7) year contract.

28. Remedies For Breach Of Employment Contract. Any breach or evasion of any term of the Agreement by either party will cause immediate and irreparable injury to the other party and will authorize recourse by such party to injunctive relief and/or specific performance, as well as to all other legal or equitable remedies to which such party may be entitled.

29. Liquidated Damages Breach of Employer. Because damages would be difficult to estimate, Employer agrees to pay Employee in case employer shall violate this contract of services by dismissing employee, without just cause before the end of the seven (7) year term hereof, as liquidated damages and not as a penalty for such breach, a sum of money equal to the amount of salary earned from the date of such breach to the end of the term hereof, as if Employee had been permitted fully to perform the terms of this Agreement.

30. Conduct Of Parties After Termination of Employment. Following any notice of termination of employment by Employer. Employee shall fully cooperate with employer in all matters relating to the winding up of his pending work on behalf of the Employer and the orderly transfer of any such pending work. Employer, however, will refrain from using Employee's name on any brochure, advertising material, or in any way use Employee's name in any discrediting manner. Employee, likewise, will not use employer's name in any discrediting manner.

31. Covenant Not to Compete. The Employer and Employee agree that for a period of three (3) years following the termination of this Agreement, with cause, the Employee will not enter the employ of any person firm or corporation engaged in the same line of business in competition with the employer in any state in which the Employer has been or is associated with in any manner, nor himself engaged in the same line of business in competition with the Employer in any state in which the Employer has been or is associated with in any manner, nor himself engaged during such period, directly or indirectly, as principal, agent or Employer in any business in competition with the Company in such state or states. The Employer and Employee recognize that the services to be performed by the Employee will require confidentiality as aforesaid.

32. Severability. All agreements and covenants contained herein are severable and in the event that any of them, should be held to be invalid by a competent court, this contract shall be interpreted as if such invalid agreement or covenants were not contained herein.

33. Choice of Law. It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings hereunder be construed tin accordance with and under and pursuant to the laws of the State of Utah and that in any action, special proceedings or other proceeding that may be brought arising out of connection with, or by reason of this Agreement, the laws of the State of Utah shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the Jurisdiction in which any action or special proceeding may be instituted.

34. Legal Proceedings. Employer agrees to pay for or otherwise indemnify, defend and hold harmless Employee for any expenses that might occur concerning any law suits that Employee has to defend while in his normal course of business. Employer will retain Counsel on his behalf and pay for any expenses thereof. In addition, Employer agrees to provide Employee with an errors and omissions insurance policy for the duration of the Employment Agreement.

35. Litigation. Employer stipulates that there is no pending or threatened litigation against Employer and that there is no basis known to exist for any such litigation which might result in an impediment in Employee performing his duties. In addition, Employer stipulates that there is no governmental investigation pending or threatened against Employer or any of its subsidiaries, including inquiries, citations or complaints by any federal, state or local administration; and that there are no outstanding orders, decrees, stipulations affecting Employer and its subsidiaries.

36. Representations Not Misleading. All representations made by Employer in this Agreement are true, complete and accurate in all material respects. That there are no material facts necessary to make such representations not misleading have been omitted.

37. Headings. The section and subsection headings contained in this Agreement are for reference purposes only and shall not effect the meaning or interpretations of this Agreement.

38. Notices. Any notices required or permitted herein shall be in writing and shall be delivered personally or sent by United States, first-class, certified mail, postage prepaid:

a) If to Employer, address to Marina Capital Inc., 349 South, 200 East, Suite 370, Salt Lake City, UT 84111.

b)  If to employee, address to 3748 Divisidero Street, San Francisco, CA 94123.

39. Entire Agreement Amendments. All negotiations relative to the matter contemplated by this Agreement are merged herein and there are no other understandings or agreements relating to the matters and things herein set forth other than those incorporated in this Agreement. No provisions of this Agreement shall be altered, amended, revoked, or waived except by an instrument in writing signed by the party sought to be charged with such amendment, revocation or waiver.

40. No Third Party Benefits. This Agreement is not intended, and shall not be deemed or construed, to confer any rights, powers or privileges on any person, firm, corporation or other entity not a party hereto.

The terms Employer and employee as used throughout this Agreement shall refer not only to the parties hereto, but also to their respective successor or assigns.

41. Confidential Treatment. Each party agrees to the use of all reasonable efforts to keep this document and the information herein in confidence and should only be revealed upon mutual agreement of the parties.

42. Renewal of Agreement. The parties to this Agreement may extend the provisions and terms of this Agreement on a year to year basis provided that said extension is entered into in writing and duly executed to reflect the agreement of the parties.

43. The Indemnification of Employee Pending the Incorporation of the Company. Employer hereby agrees that the employer will indemnify Employee from and against any expenses or liabilities incurred by Employee while performing his duties on behalf of Employer.

44. Attorney's Fees. If any term of this Agreement is breached, the party adjudicated by the court to be in wrongful breach shall bear the reasonable attorney's fees of the party not in breach of the Agreement.

IN WITNESS WHEREOF, the parties have executed this employment Agreement on the date and year first above written.


MARINA CAPITAL, INC.


by:
Employer



RICHARD V. MURRAY


by:
Employee